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                           RPM, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
                  PER COMMON SHARE AND COMMON SHARE EQUIVALENTS

                                                                   EXHIBIT 11.1

                     (In thousands except per share amounts)
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
                                                                                  Year Ended May 31
                                                              --------------------------------------------------------
                                                                    2000                 1999                1998
                                                              ---------------      ---------------     ---------------
NET INCOME
   Net income applicable to common shares for basic
     earnings per share                                       $        40,992      $        94,546     $        87,837
         Add back interest net of tax on convertible
           securities assumed to be converted                                                1,005               5,638
                                                              ---------------      ---------------     ---------------
   Net income applicable to common shares for diluted
     earnings                                                 $        40,992      $        95,551     $        93,475
                                                              ===============      ===============     ===============

SHARES OUTSTANDING

   Weighted average shares for basic earnings per share               107,221              108,731              98,527

   Net issuable common share equivalents                                  163                  567                 944

   Additional shares issuable assuming conversion of
     convertible securities                                                                  2,078              12,192
                                                              ---------------      ---------------     ---------------
     Total shares for diluted earnings per share                      107,384              111,376             111,663
                                                              ===============      ===============     ===============

Basic Earnings Per Common Share                                     $.38                 $.87                $.89
                                                                    ====                 ====                ====
Diluted Earnings Per Common Share                                   $.38                 $.86                $.84
                                                                    ====                 ====                ====
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